EXHIBIT 99.1

For Immediate Release	Contacts:	Variflex, Inc.
Petar Katurich
805/523-0322

Sitrick And Company
Jeff Lloyd
310/788-2850

Variflex Reports Third Quarter Results

Net Income Increases 18% on 8% Increase in Revenues

MOORPARK, California, — June 8, 2004 —Variflex, Inc. (Nasdaq: VFLX), a leading provider of recreational consumer products, today reported the results for the third fiscal quarter ended April 30, 2004. The Company reported an 18 percent increase in net income for the quarter to $1,578,000 or $0.32 per diluted share, compared to net income of $1,338,000, or $0.29 per diluted share for the third quarter of 2003. Net sales for the quarter grew by 8 percent, or $1.7 million, to $23.0 million from $21.3 million for the third quarter of 2003.

Net sales for the nine month period ended April 30, 2004 were $43.6 million compared to $43.8 million for the comparable period in the prior year, a decrease of $0.2 million or less than one percent. The Company also reported net income of $274,000 or $0.06 per diluted share, compared to net income of $680,000 or $0.15 per diluted share for the comparable period.

Variflex, Inc. designs and develops specialty consumer products that are manufactured to the Company’s detailed specifications by independent contractors, and are then distributed in the U.S. and worldwide through the Company’s established retail distribution network. Variflex benefits from sales of its core sporting goods products through licensing agreements carrying the “World Industries”®, “Shrek II”®, “Rocket Power”®, “Sponge Bob Square Pants”®, “Jimmy Neutron”® and “Fairly Odd Parents”® brand names. Current products include in-line skates, skateboards, recreational protective equipment (such as wrist guards, elbow pads and kneepads used by skaters and skateboarders), helmets, instant canopies, trampolines and bike accessories.

This press release contains forward-looking statements, which are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995. Words and phrases and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Future results may be adversely affected by various factors including a continuation of the general economic and consumer spending slowdown and of the pervasive weakness throughout the retail industry; the risk that the Company may not continue to expand and diversify its business and product lines; the risk of loss of one or more of the Company’s major customers; the risk that the Company may not be able to continue to provide its products at prices that are competitive or that it can continue to design and market products that appeal to consumers even if its products are price competitive; the risk that certain vendors that the Company uses to manufacture product will not be able to keep up with the volume of demand leaving the Company with unfilled orders. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Note: Tables Follow

VARIFLEX, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Nine Months Ended April 30		Three Months Ended April 30
	(unaudited)		(unaudited)
	2004	2003	2004	2003
Net sales	$43,625	$43,785	$23,019	$21,303
Cost of goods sold	37,146	36,712	18,931	17,260

Gross profit	6,479	7,073	4,088	4,043

Operating expenses:
Selling and marketing	2,060	1,866	1,027	808
General and administrative	4,183	4,109	1,455	1,409

Total operating expenses	6,243	5,975	2,482	2,217

Income from operations	236	1,098	1,606	1,826

Other income (expense):
Interest expense	(51)	(62)	(17)	(22)
Interest income and other	134	149	34	39

Total other income (expense)	83	87	17	17

Income before income taxes	319	1,185	1,623	1,843
Provision for income taxes	45	505	45	505

Net income	$274	$680	$1,578	$1,338

Net income per share of common stock:
Basic	$0.06	$0.15	$0.34	$0.29

Diluted	$0.06	$0.15	$0.32	$0.29

Weighted average shares outstanding:
Basic	4,604	4,604	4,604	4,604

Diluted	4,867	4,604	4,982	4,604